Exhibit 10.2

FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS FOR DIRECTORS

This Amendment is made as of _________ , 20 _____ by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and _____________ (“Director”), with reference to the following facts:

A. The Company has granted stock options to Director under one or more stock option agreements to compensate the Director for his or her service on the Company’s Board of Directors.

B. The Company has determined that it is in its best interests to ensure that, in the event that Director ceases to be a member of the Company’s Board of Directors, he or she will have an adequate opportunity to exercise his or her stock options, subject to the terms, conditions and restrictions set forth herein.

C. The Company and Director hereby desire to amend each stock option agreement between the Company and the Director which is currently in force. Capitalized terms not otherwise defined herein have the meaning ascribed to them in each stock option agreement and if not defined therein, the meanings ascribed to them in the Company’s 2005 Equity and Performance Incentive Plan.

NOW, THEREFORE, the Company and Director hereby agree as follows:

1.	Each stock option agreement between the Company and the Director which is currently in force is hereby amended to provide the following:

A.	Exercise Period of Stock Options.

(i)	Termination for any reason (other than for Cause). In the event that Director ceases for any reason, including death or Disability, (other than for Cause) to be a member of the Company’s Board of Directors, Director may exercise each of his or her vested stock options until the earlier of:

a.	the expiration of the Term; or

b.	(1) one year after the Director ceases to be a member of the Company’s Board of Directors, if the Director has served on the Company’s Board of Directors for less than five years; or (2) two years after the Director ceases to be a member of the Company’s Board of Directors, if the Director has served on the Company’s Board of Directors for at least five years, but less than ten years; or (3) three years after the Director ceases to be a member of the Company’s Board of Directors, if the Director has served on the Company’s Board of Directors for at least ten years.

(ii)	Removal for Circumstance involving Cause. If the Company’s Board of Directors after due deliberation removes Director for circumstances involving Cause, or if, after Director is removed as a member of the Company’s Board of Directors, the Board of Directors within twelve (12) months determines that Cause existed before such removal as a director, each of the stock options shall be cancelled and terminated as of the date of such removal as a director and shall no longer be exercisable as to any Shares, whether or not previously vested, that have not been exercised in the interim.

B.	Non-Disparagement, Cooperation and Non-Competition.

(a)

Director agrees that from and after the date Director ceased to be a member of the Company’s Board of Directors, he or she will not disparage (or induce or encourage others to disparage) the Company, any of its affiliates or any of its or their officers, directors, executives, employees or stockholders. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or its affiliates’ officers, directors, executives, employees or stockholders or any person with whom the Company or any of its affiliates has a business relationship which is designed to or would reasonably be expected to adversely affect in any manner, the conduct of any of the Company’s or any of its affiliates’ business or the business or personal reputations of the Company, its affiliates or any of the Company’s or its affiliates’ officers, directors, executives, employees or stockholders;

(b)	The Company shall not permit the Designated Company Executives to disparage (or induce or encourage others to disparage) Director. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or its affiliates’ officers, directors, executives, employees, or stockholders or any person known to the Company to have a business relationship with Director which is designed to or would reasonably be expected to adversely affect in any manner the conduct of Director’s business or the personal reputation of Director. “Designated Company Executives” includes each of the Chief Executive Officer, Chief Financial Officer, General Counsel and any executive and senior vice president of the Company;

(c)	Director also agrees to cooperate with the Company and its attorneys in any current or future litigation or claims involving the Company or any of its operating subsidiaries in which Director might be a witness or have material information including, but not limited to, any and all meetings, depositions, arbitrations, mediations, trials, etc. Director shall be entitled to indemnification and advancement of expenses (including attorney fees) by the Company as provided in Article VIII of the Company’s Bylaws; and

(d)	During the period of time that such Director is permitted to exercise his or her options pursuant to Section 1A above, Director shall not, directly or indirectly, work for or provide services to any person, firm or entity engaged (directly or indirectly or through an investment in another entity) in the casino, gaming, card club or horseracing business which competes against the Company in any “market” in which the Company owns (in whole or in part, directly or through an investment in another entity) or operates a casino, card club or horseracing facility, except as otherwise approved by the Board of Directors. For purposes of this Amendment, “market” shall be defined as the area within a 100 mile radius of any casino, card club or horseracing facility owned (in whole or in part, directly or through an investment in another entity) or operated or under construction by the Company whether in the United States or internationally, including in Asia, within twelve (12) months of the date that Director ceases being a member of the Board of Directors. For the avoidance of doubt, this Section 1(d) shall not prohibit a Director from providing legal services or accounting or auditing services to any casino, gaming, card club or horseracing business.

C.	Violation of Section 1B; Remedies. After Director ceases being a member of the Board of Directors and in the event that the Board of Directors, in their discretion after due deliberation, determines that the Director has violated the terms, conditions and restrictions set forth in Section 1B above, the options covered by each stock option agreement may be cancelled and terminated and if the Board of Directors takes such action in cancellation and termination of the options, the options shall no longer be exercisable as to any Shares, whether or not previously vested, that have not been exercised in the interim. Nothing in this Section 1 is intended to prevent or limit the Director from complying with all laws, rules, regulations, examinations, investigations or inquiries of any governmental or regulatory body, or participating in any legal, court, or administrative proceeding or process, or exercising any of his or her legal rights and remedies outside of the rights and remedies related to the Director as addressed herein.

2.	In all other respects, the terms and provisions of each stock option agreement between the Company and Director are hereby ratified and declared to continue in full force and effect. This Amendment, including each stock option agreement to which this Amendment relates, constitute the complete and entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements (including any amendments entered into between the Company and the Director related to stock option agreement(s) entered into prior to the date of this Amendment), whether written or oral, with respect thereto.

IN WITNESS WHEREOF, this Amendment has been executed by the Company and Director as of the date first above written.

PINNACLE ENTERTAINMENT, INC.

By:

DIRECTOR